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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 55 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 1998 relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Reports to the Shareholders of the thirty-three portfolios comprising the UAM Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectuses and to the references to us under the headings "Financial Statements" and "Independent Public Accountant" in such Statements of Additional Information.


PricewaterhouseCoopers LLP
Boston, Massachusetts
February 12, 1999